Pannell Kerr Forster

PKF

International

7th Floor, Marine Building
355 Burrard Street.,
Vancouver, B.C.,
Canada, V6C 2G8
Telephone: 604.687.1231
Facsimile: 604.688.4675

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Legend Marketing, Corp.

We consent to the incorporation in Amendment #2 to the Registration Statement dated on or about October 31, 2007 on Form SB-2/A (SEC File No. 333-141222) of Legend Marketing, Corp. of our auditors' report dated September 10, 2007 on the consolidated balance sheets of Legend Marketing, Corp. as at April 30, 2007 and April 30, 2006 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended.

We also consent to the reference to us as experts in matters of accounting and audit in this registration statement.

Pannell Kerr Forster

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vancouver, Canada
October 31, 2007